EXHIBIT 99.1

Johnson Outdoors Reports Fiscal First Quarter Results

RACINE, Wisc., Feb. 04, 2022 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced lower sales and earnings year over year for the Company’s first fiscal quarter ending Friday, December 31, 2021.

“Demand for outdoor recreation products continues to be strong; managing ongoing supply chain challenges and uncertainties associated with the pandemic remain our focus in the near term as we work hard to fill demand,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FIRST QUARTER RESULTS
Total Company net sales in the first quarter ending December 2021 declined 7 percent to $153.5 million compared to the prior year’s record-high first fiscal quarter. Notably, this quarter’s net sales are 20 percent above the pre-pandemic December 2019 quarter’s net sales. Key contributing factors to the results were:

  In Fishing, while consumer demand and customer orders remain strong, sales declined by 15 percent driven by supply chain disruptions and component delays
  Camping revenue increased 16 percent due to continued demand across consumer product lines as well as increased military tent sales
  Watercraft Recreation revenue grew 17 percent with continued strong demand for the Sportsman line of products
  Diving sales rose 17 percent as dive markets, primarily in the United States and other regions around the world, experienced some recovery

Total Company operating profit was $13.8 million for the first fiscal quarter versus $23.6 million in the prior year first quarter. Gross margin of 39.5 percent was below the prior year quarter driven primarily by increases in costs of raw materials and freight as the Company continues to take actions to ensure the availability of necessary components. Operating expenses decreased $4.6 million over the prior year period due primarily to the impact of lower sales volume-driven expenses.

Net income was $10.9 million, or $1.07 per diluted share, versus $19.8 million, or $1.96 per diluted share in the previous year’s first quarter. The Company’s effective tax rate was 25.6 percent compared to 23.7 percent in the prior year’s first quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $167.5 million as of December 31, 2021. Depreciation and amortization were flat year over year at $3.5 million. Capital spending totaled $6.2 million in the current quarter compared with $4.4 million in the prior year quarter, due to additional capacity investments. In December 2021, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 13, 2022, which was payable January 27, 2022.

“We’ve been taking the necessary steps to mitigate the impact of global supply chain pressures on the business, including maintaining higher-than-normal inventory levels to meet demand for our products and seeking alternative sources of supply for critical components where feasible. We are taking price increases for our products where appropriate, and we will continue to evaluate further pricing actions for the future,” said David W. Johnson, Chief Financial Officer. “Importantly, our strong balance sheet enables us to continue investing in strategic opportunities to strengthen the business, while consistently paying dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, February 4, 2022. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 10, 2021, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	December 31, 2021	January 1, 2021
Net sales	$153,524	$165,667
Cost of sales	92,893	90,637
Gross profit	60,631	75,030
Operating expenses	46,871	51,473
Operating profit	13,760	23,557
Interest income, net	(55)	(50)
Other income, net	(774)	(2,404)
Income before income taxes	14,589	26,011
Income tax expense	3,733	6,164
Net income	$10,856	$19,847
Weighted average common shares outstanding - Dilutive	10,138	10,091
Net income per common share - Diluted	$1.07	$1.96
Segment Results
Net sales:
Fishing	$108,356	$126,999
Camping	14,134	12,194
Watercraft Recreation	14,600	12,443
Diving	16,491	14,093
Other/eliminations	(57)	(62)
Total	$153,524	$165,667
Operating profit (loss):
Fishing	$16,292	$27,763
Camping	2,750	2,808
Watercraft Recreation	1,531	1,069
Diving	453	(341)
Other/eliminations	(7,266)	(7,742)
Total	$13,760	$23,557
Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments	$167,473	$195,923
Accounts receivable, net	86,689	97,386
Inventories, net	217,431	114,849
Total current assets	486,408	417,256
Total assets	672,354	577,181
Total current liabilities	128,002	113,288
Debt	-	-
Shareholders' equity	466,613	398,612

At Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Patricia Penman VP – Marketing Services & Global Communications 262-631-6600